Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated June 9, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PY75

Principal Amount (in Specified Currency): $40,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so. Issue Price: 100%
Trade Date: June 9, 2008
Original Issue Date: June 16, 2008
Stated Maturity Date: June 16, 2010

Interest Rate: 3.75% per annum
Interest Payment Dates: Semi-annually on the 16th of each June and December, commencing December 16, 2008

Net Proceeds to Issuer: 100.0%
Agent's Discount or Commission: 0.0%. The Agent or its affiliate will enter into swap transactions with TMCC to hedge TMCC's obligations under the Notes. The Agent and its affiliates expect to realize a profit in connection with these swap transactions. See "Use of Proceeds and Hedging."
Agent: Merrill Lynch, Pierce, Fenner & Smith Incorporated
Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual
Business Day Convention:  Following, unadjusted

Redemption: The Notes are subject to redemption by TMCC, in whole, but not in part, at par on the Redemption Date and subject to the Notice of Redemption stated below.
Redemption Date: December 16, 2008 and each Interest Payment Date thereafter Notice of Redemption: The redemption of the Notes is subject to not less than 10 calendar days' prior notice

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 No
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $10,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated




ADDITIONAL INFORMATION
Settlement
      We expect that delivery of the Notes will be made against payment therefor on the Original Issue Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

Use of Proceeds and Hedging
      The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the prospectus supplement.

      To provide a hedge to TMCC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated will enter into a swap agreement with TMCC. Under the swap agreement, TMCC will make floating rate payments linked to the London interbank offered rate in respect of a notional principal amount equal to the aggregate principal amount of the Notes during the term of the Notes in exchange for receiving payments equal to interest due in respect of the Notes from the affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated.